Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chico’s FAS, Inc.’s 2012 Omnibus Stock and Incentive Plan of our reports dated March 21, 2012, with respect to the consolidated financial statements of Chico’s FAS, Inc. and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. included in its Annual Report on Form 10-K for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tampa, Florida

August 1, 2012